Exhibit 99.1

CAI International, Inc. Announces Expansion of Revolving Credit Facility and a Financial Update

SAN FRANCISCO--(BUSINESS WIRE)--June 19, 2017--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today announced an expansion of its revolving credit facility and provided a financial update.

Highlights

  CAI has reached agreement with the lenders of its Third Amended and Restated Revolving Credit Agreement to increase the total loan commitment from $775 million to $960 million. Other than the increase in the loan commitment, all other terms of the facility remain unchanged. This increase provides financing for both existing container commitments and additional investment.
  CAI estimates that its net income for the second quarter of 2017 will be between $10.7 million and $11.3 million, or 55 cents and 58 cents per share. This represents an increase of more than 100% compared to its net income in the first quarter of 2017 of $5.3 million, primarily as a result of a combination of revenue from new investment, higher utilization, increased rental rates on expiring contracts and gains on sale of equipment.
  During the year to date, CAI has invested approximately $370 million in new containers, of which $105 million is expected to be delivered in the second quarter and $202 million in the third quarter of 2017.
  Virtually all of the equipment expected to be delivered in the second and third quarters is under committed leases with an average lease term in excess of eight years.
  Utilization of CAI’s owned container fleet is currently 97.7%, 1.2 percentage points higher than at the end of the first quarter of 2017. CAI expects utilization to be above 98% during the third quarter.
  Based on the level of committed leases on new investment, high utilization and continued favorable container market conditions, CAI expects further improvement in operating results throughout 2017.
  CAI has committed leases for 185 newly manufactured railcars that it expects to be on lease by the end of the fourth quarter of 2017.

A presentation with additional information on CAI can be found in the “Investors” section of CAI’s website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2017, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 6,546 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, and management's outlook for growth of CAI’s railcar leasing investments. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com